Exhibit 2.1

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”) is made as of March 13, 2021, by and among Carter Intermediate Inc., a Delaware corporation (“Parent”), Carter Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Aegion Corporation, a Delaware corporation (the “Company”, and together with Parent and Merger Sub, the “Parties”).

RECITALS

WHEREAS, the Parties have entered into an Agreement and Plan of Merger, dated as of February 16, 2021 (the “Original Agreement” and, as amended by this Amendment, the “Agreement”);

WHEREAS, capitalized terms used in this Amendment but not defined herein shall have the meanings ascribed to such terms in the Agreement;

WHEREAS, the Parties desire to amend the Original Agreement as set forth in this Amendment to memorialize their mutual agreement with respect to the matters set forth herein;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that the Agreement and the Transactions are fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved and declared advisable the Agreement and the Transactions, (iii) authorized and approved the execution and delivery by the Company of this Amendment and performance by the Company of the Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth therein, (iv) resolved, subject to the terms of the Agreement, to recommend the adoption of the Agreement by the stockholders of the Company and (v) directed that the Agreement be submitted to a vote of the stockholders of the Company; and

WHEREAS, concurrently with the execution and delivery of this Amendment, the parties to the Equity Commitment Letter and the parties to the Parent Guarantee are entering into amendments to such agreements.

NOW, THEREFORE, in consideration of the foregoing, and of the agreements contained herein, the Parties hereby agree as follows:

1.       Amendments.

(a)       Section 3.01(a) of the Original Agreement is hereby amended and restated in its entirety as set forth immediately below:

“Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Share” and collectively, the “Shares”), other than any Excluded Shares and any Dissenting Shares, shall be cancelled and shall cease to exist and shall be converted automatically solely into the right to receive $27.00 in cash, without interest and subject to applicable withholding in accordance with Section 3.07 (the “Merger Consideration”). The Merger Consideration is payable in accordance with Section 3.02(b).”

(b)       Section 7.03(j)(iii) of the Original Agreement is hereby amended and restated in its entirety as set forth immediately below:

““Superior Proposal” means any bona fide written Acquisition Proposal that (A) did not result from or in connection with a breach by the Company of this Section 7.03 and (B) is on terms that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) and after taking into account the legal, financial, regulatory, financing and other aspects (including the identity of the third party making such Acquisition Proposal and the conditionality and timing of such proposal) of such Acquisition Proposal, (I) if consummated would result in a transaction more favorable to the Company’s stockholders, from a financial point of view, than the Merger and the Transactions (taking into account, in each case, any proposed amendment or modification proposed by Parent pursuant to Section 7.03(g)), (II) is reasonably likely to be consummated in accordance with its terms on a timely basis (taking into account (1) the anticipated timing to consummate the Transactions and (2) all legal, financial, regulatory, financing and other aspects of such Acquisition Proposal) and (III) is not subject to any “due diligence” or financing contingencies.  For purposes of the reference to “Acquisition Proposal” in this definition, all references to “20%” will be deemed references to “50%”.”

(c)       Section 9.03(a)(i) of the Original Agreement is hereby amended and restated in its entirety as set forth immediately below:

“(A) (x) by the Company or Parent pursuant to Section 9.01(b)(ii), (y) by Parent pursuant to Section 9.01(c)(i) (and only in circumstances where the Company Stockholders’ Meeting has not been held) or Section 9.01(c)(iii) or (z) by the Company pursuant to Section 9.01(d)(i) (and only in circumstances where the Company Stockholders’ Meeting has not been held), (B) after the date of this Agreement an Acquisition Proposal shall have been (x) publicly made (in the case of clauses (A)(x), (A)(y) or (A)(z)), or (y) made known to the Company Board (in the case of clauses (A)(y) or (A)(z) only), and not withdrawn prior to (i) the Company Stockholders’ Meeting (if the Company Stockholders’ Meeting was held) or (ii) such termination (if the Company Stockholders’ Meeting was not held) and (C) within twelve (12) months following the Termination Date the Company consummates a transaction contemplated by any such Acquisition Proposal or that would have otherwise constituted an Acquisition Proposal if announced or made known to the Company Board prior to the Termination Date, then, the Company shall pay to Parent (or its designee) the amount of $40,000,000 (the “Company Termination Fee”) in accordance with Section 9.03(b);”

2

(d)       Section 9.03(a)(iii) of the Original Agreement is hereby amended and restated in its entirety as set forth immediately below:

“by the Company pursuant to Section 9.01(d)(iv), then Parent shall pay or cause to be paid to the Company the amount of $70,000,000 (the “Parent Termination Fee”) in accordance with Section 9.03(b).”

2.       Except as expressly set forth herein, the Original Agreement shall remain unmodified and in full force and effect. On and after the date hereof, each reference in the Original Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import will mean and be a reference to the Original Agreement as amended by this Amendment.

3.       The provisions of Article X (General provisions) of the Original Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis.

* * * * *

3

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first written above.

AEGION CORPORATION

By:	/s/ Mark Menghini
	Name:	Mark Menghini
	Title:	Vice President and General Counsel

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

CARTER INTERMEDIATE, INC.

By:	/s/ A. Joe Delgado
	Name:	A. Joe Delgado
	Title:	President

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

CARTER ACQUISITION, INC.

By:	/s/ A. Joe Delgado
	Name:	A. Joe Delgado
	Title:	President

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]